Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE

Julia Hallisey

Investor Relations

Tel: +1-203-504-1063
Third Quarter Highlights
•	Lease rental revenue of $133.5 million and EBITDA[1] of $116.1 million

•	Net income of $8.6 million, or $0.11 per diluted common share and Adjusted net income[1] of $12.6 million, or $0.16 per diluted common share (both of which include net pretax charges of $4.5 million or $0.06 per diluted common share from the early return of one 737-300 aircraft and the execution of a forward sale agreement for one 737-500 aircraft)

•	Adjusted net income plus depreciation and amortization[1] of $72.5 million or $0.91 per diluted common share

•	Fleet utilization of 100% and portfolio yield of 14.1%

•	Purchased or committed to purchase eight aircraft for $310 million and repaid $128 million in term debt

•	Executed an agreement to sell four 737-400SF freighter aircraft which, combined with insurance proceeds from a 737-700 that was declared a total loss, are expected to result in pre-tax income of more than $13 million during the fourth quarter of 2010

•	Unrestricted cash balance of $310.9 million, restricted cash balance of $190.3 million and an undrawn $50 million three year unsecured corporate revolver as of September 30, 2010
Stamford, CT. November 4, 2010 — Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported third quarter 2010 net income of $8.6 million or $0.11 per diluted common share, and adjusted net income of $12.6 million or $0.16 per diluted common share. These results include pre-tax impairment charges totaling $7.3 million related to the sale of the only remaining 737-500 Classic aircraft in the company’s fleet and an early lease termination of one 737-300 Classic. The impairment charges were partially offset by maintenance, lease incentives and other revenues totaling $2.8 million, for a net pre-tax impact of $4.5 million, or $0.06 per diluted common share.
Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated, “Over the past several months, the company reached several important operational and financial milestones while maintaining consistently good portfolio performance. We expect to complete more than half a billion dollars in attractive aircraft investments during the second half of 2010, including two new A330-200F freighter aircraft from our order stream. Aircastle also has approximately $700 million of additional built-in growth over the next eighteen months from our new A330 program. With more than $310 million in unrestricted cash at the

[1]	Refer to the selected financial information accompanying this press release for a reconciliation of GAAP and non-GAAP numbers.

end of the third quarter 2010 and strong cash flows from our business, we are in an excellent position to benefit from the continuing industry recovery.”
Lease rental revenue for the third quarter was $133.5 million, up $5.2 million or 4.1% year over year, due primarily to the impact of lease revenues on aircraft acquired in the quarter exceeding lease revenues on dispositions by $5.0 million. Total revenues for the third quarter were $132.2 million, a decrease of $33.5 million from the previous year, and reflects lower maintenance revenue of $28.8 million due to fewer scheduled and unscheduled lease transitions in 2010 compared to the same period in 2009 and lower other revenue, reflecting $9.4 million of lease termination revenue in 2009 for which there were no comparable payments in the third quarter 2010.
EBITDA for the third quarter was $116.1 million, down $19.0 million from the third quarter of 2009, due primarily to lower maintenance and lease termination revenue totaling $38.2 million, partially offset by higher lease rental revenue of $5.2 million, lower maintenance and other expenses of $3.6 million and lower non-cash impairment charges of $10.9 million.
Interest expense, net was $47.5 million for the third quarter 2010, compared to $43.0 million for the third quarter 2009, reflecting the partial quarter impact of the Company’s late July 2010 $300 million senior notes issuance, as well as the write off of $2.5 million of deferred financing fees associated with the full repayment of certain term loan facilities with a portion of the net proceeds of the July notes offering.
Adjusted net income plus depreciation and amortization for the quarter was $72.5 million, down $20.3 million year over year, due primarily to lower maintenance and lease termination revenue totaling $38.2 million and higher adjusted interest expense of $2.5 million, partially offset by higher lease rental revenue of $5.2 million, lower maintenance and other expenses of $3.6 million and lower non-cash impairment charges of $10.9 million.
Adjusted net income for the quarter was $12.6 million, down $23.1 million year over year, and reflects lower total revenues described above, higher adjusted interest expense of $2.5 million, partially offset by lower maintenance and other costs of $3.6 million and lower non-cash impairment charges of $10.9 million.
Aviation Assets
During the third quarter, Aircastle acquired three Airbus A330-200 aircraft in a sale lease-back transaction with SriLankan Airlines. After the close of the third quarter, we acquired three Boeing 737-800 aircraft during October and also committed to acquire two Boeing 747-400F production freighter aircraft exiting Japan Airlines’ fleet. We expect these freighters to be delivered to us during the fourth quarter of 2010, and we have a commitment for the lease of one aircraft, and a letter of intent for lease of the other.
In September 2010, we took delivery of our first new A330-200F freighter aircraft which is on lease to Hong Kong Airlines, an affiliate of the HNA Group, and took delivery of a second of three A330-200F aircraft for this lessee in November 2010. Also, we signed a letter of intent to lease our final A330 delivery position from our new order stream, delivering in spring 2012.

During the third quarter of 2010, we sold one Boeing 757-200 aircraft that had been subject to a forward sale agreement at an approximately break-even price. We also signed a forward sale agreement for the last 737-500 aircraft in our portfolio, with the transaction expected to be consummated upon the expiry of the current lease in spring 2011. The 737-500 sale agreement resulted in a third quarter 2010 non-cash impairment charge related to this aircraft of $2.8 million, which is included in the $7.3 million impairment charge in the quarter described previously. During the first quarter of 2010, we received end-of-lease maintenance revenue of $4.4 million from the previous lessee of this aircraft.
Finally, during the third quarter one 737-300 Classic aircraft was returned early when the lessee ceased operations. The early return resulted in a net pre-tax charge of $1.7 million, including $2.8 million of maintenance and other revenues, offset by an impairment charge of $4.5 million.
During the fourth quarter of 2010, we expect to complete the sale of four Boeing 737-400SF freighter aircraft which are subject to executed sales agreements. We are also receiving insurance proceeds from the loss of one 737-700 that suffered an event of loss in the third quarter 2010. The sale and insurance proceeds are expected to add more than $13 million in pre-tax income during the fourth quarter of 2010.
As of September 30, 2010, Aircastle owned 132 aircraft having a net book value of $3.9 billion.

Owned Aircraft
as of
September 30,
2010(A)
110 Passenger Aircraft	70%
22 Freighter Aircraft	30%
Number of Lessees	63
Number of Countries	36
Weighted Average Remaining Lease Term (years)(B)	4.6
Percentage of Aircraft Leased Outside U.S.	91%
Percentage of “Latest Generation” Aircraft	89%
Weighted Average Fleet Utilization during the Three Months ended September 30, 2010(C)	100%
Weighted Average Fleet Utilization during the Nine Months ended September 30, 2010(C)	98%

(A)	Percentages calculated using net book value.

(B)	Weighted average remaining lease term (years) by net value.

(C)	Aircraft on-lease days as a percent of total days in period weighted by net book value, excluding aircraft in freighter conversion.
Financing Update
In September 2010, we entered into a $50 million senior unsecured revolving credit facility which has a three-year term.
In July 2010, Aircastle Limited closed a private placement offering of 9.75% senior unsecured notes due in 2018, in an aggregate principal amount of $300 million. The notes were issued at 98.645% of par and were offered only to qualified institutional buyers and buyers outside the United States in accordance with Rule 144A and Regulation S, respectively, under the Securities Act of 1933. We used a portion of the net proceeds of the private placement to repay all of the outstanding indebtedness under our Term Financing No. 2, to repay $25 million drawn under a credit facility used in connection with the purchase and lease-back of one A330 aircraft, and we plan to use the remaining net proceeds for general corporate purposes, including the purchase of aviation assets. These notes were registered with the United States

Securities Exchange Commission on September 24, 2010, and we began the process to exchange 100% of these notes for registered notes having substantially identical terms. This process was completed on October 25, 2010.
In addition, in July 2010, we secured new financing commitments for our Airbus A330 Agreement which will benefit from an ECA guarantee provided by Compagnie Francaise d’Assurance pour le Commerce Exterieur, or COFACE, as follows:
•	Sumitomo Mitsui Banking Corporation committed $250 million in debt to finance three new A330 Aircraft delivering in 2011; and

•	Citibank, N.A. committed approximately $221 million and The Bank of Tokyo-Mitsubishi UFJ, Ltd. committed approximately $227 million, to finance six new A330 Aircraft. The first of these aircraft was delivered to us in September and $69 million was funded by Citibank, N.A. for a 12 year term at a fixed interest rate of 2.645%. The second new A330-200F aircraft delivered to us in early November and $69 million was funded by The Bank of Tokyo-Mitsubishi UFJ, Ltd. for a 12 year term at a fixed interest rate of 2.685%.
Conference Call
In connection with this earnings release, management will host an earnings conference call on November 4, 2010 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (866) 510-4578 (from within the U.S.) or (706) 634-9537 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Aircastle Third Quarter Earnings Call.”
A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.
For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Thursday, November 11, 2010 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference passcode “18283666.”
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of September 30, 2010 Aircastle’s aircraft portfolio consisted of 132 aircraft and had 63 lessees located in 36 countries.

Safe Harbor
Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted Net Income and Adjusted Net Income plus Depreciation and Amortization and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle Limited’s expectations include, but are not limited to, prolonged capital markets disruption and volatility, which may adversely affect our continued ability to obtain additional capital to finance our working capital needs, our pre-delivery payment obligations and other aircraft acquisition commitments, our ability to extend or replace our existing financings, and the demand for and value of aircraft; our exposure to increased bank and counterparty risk caused by credit and capital markets disruptions; volatility in the value of our aircraft or in appraisals thereof, which may, among other things, result in increased principal payments under our term financings and reduce our cash flow available for investment or dividends; general economic conditions and business conditions affecting demand for aircraft and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions caused by volcanic activity and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other risks detailed from time to time in Aircastle Limited’s filings with the SEC, including “Risk Factors” as previously disclosed in Aircastle’s 2009 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31,	September 30,
	2009	2010
		(Unaudited)
ASSETS
Cash and cash equivalents	$142,666	$310,881
Accounts receivable	2,941	1,900
Restricted cash and cash equivalents	207,834	190,331
Restricted liquidity facility collateral	81,000	77,000
Flight equipment held for lease, net of accumulated depreciation of $586,537 and $740,786	3,812,970	3,871,054
Aircraft purchase deposits and progress payments	141,144	228,023
Leasehold improvements, furnishings and equipment, net of accumulated depreciation of $2,455 and $2,746	802	534
Other assets	65,155	71,569

Total assets	$4,454,512	$4,751,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured and unsecured debt financings (including borrowings of ACS Ireland VIEs of $331,856 and $318,736, respectively)	$2,464,560	$2,679,909
Accounts payable, accrued expenses and other liabilities	60,392	68,738
Dividends payable	7,955	7,947
Lease rentals received in advance	34,381	38,049
Liquidity facility	81,000	77,000
Security deposits	82,533	77,610
Maintenance payments	253,175	299,519
Fair value of derivative liabilities	179,279	217,089

Total liabilities	3,163,275	3,465,861

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 79,550,421 shares issued and outstanding at December 31, 2009; and 79,471,068 shares issued and outstanding at September 30, 2010	796	795
Additional paid-in capital	1,479,995	1,483,577
Retained earnings	70,294	92,036
Accumulated other comprehensive loss	(259,848)	(290,977)

Total shareholders’ equity	1,291,237	1,285,431

Total liabilities and shareholders’ equity	$4,454,512	$4,751,292

Aircastle Limited and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
Revenues:
Lease rental revenue	$128,283	$133,486	$383,683	$391,741
Amortization of net lease discounts and lease incentives	(3,992)	(4,203)	(7,919)	(13,957)
Maintenance revenue	31,376	2,540	47,616	14,630

Total lease rentals	155,667	131,823	423,380	392,414
Interest income	556	—	1,783	—
Other revenue	9,517	424	9,628	578

Total revenues	165,740	132,247	434,791	392,992

Expenses:
Depreciation	53,130	55,703	156,379	164,272
Interest, net	43,032	47,453	127,925	128,578
Selling, general and administrative (including non-cash share based payment expense of $1,742 and $1,532 for the three months ended, and $5,129 and $5,243 for the nine months ended, September 30, 2009 and 2010, respectively)	11,074	11,334	33,291	34,043
Impairment of aircraft	18,211	7,342	18,211	7,342
Maintenance and other costs	4,836	1,192	15,114	6,829

Total expenses	130,283	123,024	350,920	341,064

Other income (expense):
Gain (loss) on sale of aircraft	162	—	162	(1,291)
Other income (expense)	(738)	(501)	855	(1,047)

Total other income (expense)	(576)	(501)	1,017	(2,338)

Income from continuing operations before income taxes	34,881	8,722	84,888	49,590
Income tax provision	1,423	153	5,388	4,003

Net income	$33,458	$8,569	$79,500	$45,587

Earnings per common share — Basic	$0.42	$0.11	$1.00	$0.57

Earnings per common share — Diluted	$0.42	$0.11	$1.00	$0.57

Dividends declared per share	$0.10	$0.10	$0.30	$0.30

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2010
Cash flows from operating activities:
Net income	$79,500	$45,587
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	156,379	164,272
Amortization of deferred financing costs	8,808	11,494
Amortization of net lease discounts and lease incentives	7,919	13,957
Deferred income taxes	4,560	2,957
Accretion of purchase discounts on debt investments	(430)	—
Non-cash share based payment expense	5,129	5,243
Cash flow hedges reclassified into earnings	10,932	6,412
Ineffective portion of cash flow hedges	(116)	2,533
(Gain) loss on sale of flight equipment	(162)	1,291
Security deposits and maintenance payments included in earnings	(36,982)	(13,026)
Loss on sale of investments	131	—
Impairment of aircraft	18,211	7,342
Other	(556)	990
Changes in certain assets and liabilities:
Accounts receivable	(909)	15
Restricted cash and cash equivalents	(35,456)	17,503
Other assets	(1,975)	(4,288)
Accounts payable, accrued expenses and other liabilities	(8,397)	3,137
Lease rentals received in advance	(537)	3,298

Net cash provided by operating activities	206,049	268,717

Cash flows from investing activities:
Acquisition and improvement of flight equipment and lease incentives	(124,082)	(230,450)
Proceeds from sale of flight equipment	10,601	34,832
Aircraft purchase deposits and progress payments, net of returned deposits	(41,912)	(124,994)
Proceeds from sale of debt investments	5,423	—
Principal repayments on debt investments	3,787	—
Leasehold improvements, furnishings and equipment	(82)	(23)

Net cash used in investing activities	(146,265)	(320,635)

Cash flows from financing activities:
Repurchase of shares from directors and employees	(247)	(1,662)
Proceeds from debt financings	70,916	472,682
Debt repayments	(111,619)	(257,418)
Deferred financing costs	(3,588)	(11,974)
Restricted secured liquidity facility collateral	(81,000)	4,000
Secured liquidity facility collateral	81,000	(4,000)
Security deposits received	39,554	6,675
Security deposits returned	(11,541)	(10,255)
Maintenance payments received	56,608	89,035
Maintenance payments returned	(21,938)	(39,511)
Payments for terminated hedges	(2,758)	(3,586)
Dividends paid	(23,710)	(23,853)

Net cash provided by (used in) financing activities	(8,323)	220,133

Net increase in cash and cash equivalents	51,461	168,215
Cash and cash equivalents at beginning of period	80,947	142,666

Cash and cash equivalents at end of period	$132,408	$310,881

Aircastle Limited and Subsidiaries
Supplemental Financial Information
(Amount in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010

Revenues	$165,740	$132,247	$434,791	$392,992

EBITDA	$135,035	$116,081	$377,111	$356,397

Adjusted net income	$35,668	$12,561	$83,677	$53,638

Adjusted net income allocable to common shares	$35,060	$12,396	$82,295	$52,872
Per common share — Basic	$0.45	$0.16	$1.06	$0.67
Per common share — Diluted	$0.45	$0.16	$1.06	$0.67

Adjusted net income plus depreciation and amortization	$92,790	$72,467	$247,975	$231,867

Adjusted net income plus depreciation and amortization allocable to common shares	$91,208	$71,513	$243,880	$228,555
Per common share — Basic	$1.17	$0.91	$3.13	$2.91
Per common share — Diluted	$1.17	$0.91	$3.13	$2.91

Basic common shares outstanding	78,013	78,537	77,977	78,470
Diluted common shares outstanding	78,013	78,537	77,977	78,470
Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010

Net income	$33,458	$8,569	$79,500	$45,587
Depreciation	53,130	55,703	156,379	164,272
Amortization of net lease discounts and lease incentives	3,992	4,203	7,919	13,957
Interest, net	43,032	47,453	127,925	128,578
Income tax provision	1,423	153	5,388	4,003

EBITDA	$135,035	$116,081	$377,111	$356,397

We define EBITDA as income from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful in identifying trends in our performance. Using EBITDA assists us in comparing our operating performance on a consistent basis by removing the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income plus Depreciation Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010

Net income	$33,458	$8,569	$79,500	$45,587
Ineffective portion and termination of cash flow hedges(1)	1,633	1,077	4,764	3,299
Mark to market of interest rate derivative contracts(2)	608	444	(556)	990
Accelerated write off of deferred financing fees	—	2,471	—	2,471
(Gain) loss on sale of flight equipment(2)	(162)	—	(162)	1,291
Loss on sale of debt investments(2)	131	—	131	—

Adjusted net income	35,668	12,561	83,677	53,638
Depreciation	53,130	55,703	156,379	164,272
Amortization of net lease discounts and lease incentives	3,992	4,203	7,919	13,957

Adjusted net income plus depreciation and amortization	$92,790	$72,467	$247,975	$231,867

(1)	Included in Interest, net

(2)	Included in Other income (expense)
Management believes that Adjusted Net Income (“ANI”) and Adjusted Net Income plus Depreciation and Amortization (“ANIDA”), when viewed in conjunction with the Company’s results under GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting as well as gains/(losses) related to flight equipment and debt investments. Additionally, management believes that ANIDA provides investors with an additional metric to enhance their understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made, debt is serviced and dividends are paid. However, ANI and ANIDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2010
	Shares	Percent(2)	Shares	Percent(2)
Weighted average shares
Common shares outstanding — Basic	78,537	98.68%	78,470	98.57%
Unvested restricted common shares outstanding	1,048	1.32%	1,137	1.43%

Total weighted average shares outstanding	79,585	100.00%	79,607	100.00%

Common shares outstanding — Basic	78,537	100.00%	78,470	100.00%
Effect of dilutive shares(1)	—	—	—	—

Common shares outstanding — Diluted	78,537	100.00%	78,470	100.00%

Net income allocation
Net income	$8,569	100.00%	$45,587	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(113)	(1.32)%	(651)	(1.43)%

Earnings available to common shares	$8,456	98.68%	$44,936	98.57%

Adjusted net income allocation
Adjusted net income	$12,561	100.00%	$53,638	100.00%
Amounts allocated to unvested restricted shares	(165)	(1.32)%	(766)	(1.43)%

Amounts allocated to common shares	$12,396	98.68%	$52,872	98.57%

Adjusted net income plus depreciation and amortization allocation
Adjusted net income plus depreciation and amortization	$72,467	100.00%	$231,867	100.00%
Amounts allocated to unvested restricted shares	(954)	(1.32)%	(3,312)	(1.43)%

Amounts allocated to common shares	$71,513	98.68%	$228,555	98.57%

(1)	The Company had no dilutive common share equivalents for the periods presented.

(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2009
	Shares	Percent(2)	Shares	Percent(2)
Weighted average shares
Common shares outstanding — Basic	78,013	98.30%	77,977	98.35%
Unvested restricted common shares outstanding	1,353	1.70%	1,309	1.65%

Total weighted average shares outstanding	79,366	100.00%	79,286	100.00%

Common shares outstanding — Basic	78,013	100.00%	77,977	100.00%
Effect of dilutive shares(1)	—	—	—	—

Common shares outstanding — Diluted	78,013	100.00%	77,977	100.00%

Net income allocation
Net income	$33,458	100.00%	$79,500	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(570)	(1.70)%	(1,313)	(1.65)%

Earnings available to common shares	$32,888	98.30%	$79,187	98.35%

Adjusted net income allocation
Adjusted net income	$35,668	100.00%	$83,677	100.00%
Amounts allocated to unvested restricted shares	(608)	(1.70)%	(1,382)	(1.65)%

Amounts allocated to common shares	$35,060	98.30%	$82,295	98.35%

Adjusted net income plus depreciation and amortization allocation
Adjusted net income plus depreciation and amortization	$92,790	100.00%	$247,975	100.00%
Amounts allocated to unvested restricted shares	(1,582)	(1.70)%	(4,095)	(1.65)%

Amounts allocated to common shares	$91,208	98.30%	$243,880	98.35%

(1)	The Company had no dilutive common share equivalents for the periods presented.

(2)	Percentages rounded to two decimal places